Exhibit 99.1

XenoPort Reports Third Quarter Financial Results

Announces Encouraging Pharmacodynamic Data from Previous XP23829 Phase 1 Trial

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 7, 2013--XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2013. Revenues for the third quarter were $2.5 million, compared to $0.4 million for the same period in 2012. Net loss for the third quarter was $18.8 million, compared to a net loss of $16.8 million for the same period in 2012. At September 30, 2013, XenoPort had cash, cash equivalents and short-term investments of $74.3 million.

XenoPort Third Quarter Events

Since the start of the third quarter:

  XenoPort reported favorable preliminary results from two Phase 1 clinical trials and three 13-week toxicology studies of XP23829, a novel fumaric acid ester compound that is a prodrug of monomethyl fumarate (MMF). The first healthy-subject Phase 1 study assessed the pharmacokinetics, safety and tolerability of multiple doses of two different oral formulations of XP23829, as well as the approved dose of TECFIDERA® (dimethyl fumarate; DMF). The second Phase 1 study examined the metabolism and distribution of radiolabeled XP23829 in healthy subjects. The toxicology studies, each of which included a DMF control arm, were conducted in three different animal species. XP23829 is being developed for the potential treatment of relapsing forms of multiple sclerosis and/or psoriasis.
  XenoPort announced the inclusion of gabapentin enacarbil in treatment guidelines published by the International Restless Legs Syndrome Study Group and the Willis-Ekbom Disease (WED) Foundation.

Additional Results from Previous Phase 1 Trial of XP23829

XenoPort also announced today encouraging pharmacodynamic data from its previous Phase 1, randomized, double-blind, placebo-controlled, multiple ascending dose study of two formulations of XP23829 in healthy adult subjects dosed for up to 12 days. Compared to pre-dosing baseline, XP23829 dosed once or twice a day selectively reduced blood lymphocytes and increased blood eosinophils when assessed after 12 days of dosing. Individual subject end-of-treatment lymphocyte and eosinophil counts were within normal limits with few exceptions. There were no subjects with post-treatment lymphocyte counts below 500 per microliter. Lymphocyte counts returned to near baseline levels when assessed eight to ten days after the last dose. These effects were not observed in placebo-dosed subjects, and there was no effect of XP23829 on other monitored blood cell populations.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “The mechanism of action of fumaric acid esters is complex, but generally believed to involve modulation of the immune system. Studies in psoriasis and multiple sclerosis patients indicate that FUMADERM (dimethyl fumarate and monoethyl fumarate salts) and TECFIDERA reduce blood lymphocytes, with the maximal effect occurring after many months of dosing. Both products are also known to cause transient minor increases in blood eosinophils. Though our previous study of XP23829 was small, necessitating caution in interpreting results, we are intrigued by certain aspects of the data – the rapid onset and reversibility of the XP23829 effect on lymphocytes observed in the study and the observation that once-a-day dosing had similar effects as twice-a-day dosing on modulation of these two biomarkers. These results suggest that future studies of XP23829 should include examination of once-a-day dosing as well as lower doses that may be well-tolerated and effective as a consequence of the potential rapid onset of immune modulation.”

Dr. Barrett continued, “In the last quarter, we believe that we made considerable progress in our core value-driving activities – advancing the development of XP23829 and executing on our focused plan to commercialize HORIZANT and demonstrate its value to patients and our stockholders. Though we have only completed the first full quarter of our launch of HORIZANT after the drug supply stock-out of our previous partner, we believe we have already seen several encouraging signs that our efforts are impacting sales in the regions where we are promoting HORIZANT.”

XenoPort Third Quarter and Nine-Month Financial Results

Revenues for the third quarter and nine months ended September 30, 2013 were $2.5 million and $5.1 million, respectively, compared to $0.4 million and $21.1 million for the same periods in 2012. Revenues in the third quarter and nine months ended September 30, 2013 were principally due to XenoPort’s acquisition of the HORIZANT business on May 1, 2013, which resulted in the company’s first commercial sales of HORIZANT during the second quarter of 2013. HORIZANT net product sales for the third quarter and nine months ended September 30, 2013 were $2.0 million and $3.7 million, respectively. The decline in revenues for the nine months ended September 30, 2013 compared to the same period in 2012 was primarily due to the recognition of a $10.0 million milestone payment from Astellas Pharma Inc. in connection with the approval of REGNITE® (gabapentin enacarbil) Extended-Release Tablets in Japan in 2012 and the recognition of a $10.0 million contingent payment from GlaxoSmithKline (GSK) in connection with the first commercial sale of HORIZANT by GSK for the management of postherpetic neuralgia in adults in 2012.

Research and development expenses for the third quarter of 2013 were $6.0 million, compared to $9.4 million for the same period in 2012. The decrease in research and development expenses in the three months ended September 30, 2013 compared to the same period in 2012 was principally due to decreased net costs for arbaclofen placarbil (AP) development and manufacturing and decreased personnel costs primarily related to decreased headcount and decreased non-cash stock-based compensation. Research and development expenses for the nine months ended September 30, 2013 were $29.6 million, compared to $32.3 million for the same period in 2012. The decrease in research and development expenses in the nine months ended September 30, 2013 compared to the same period in 2012 was principally due to decreased net costs for AP development and decreased personnel costs primarily related to decreased headcount and decreased non-cash stock-based compensation, partially offset by increased net costs for XP23829, primarily related to clinical, manufacturing and consulting costs.

Selling, general and administrative expenses for the third quarter and nine months ended September 30, 2013 were $14.9 million and $41.5 million, respectively, compared to $7.8 million and $22.8 million for the same periods in 2012. The increase in selling, general and administrative expenses in the third quarter and nine months ended September 30, 2013 compared to the same periods in 2012 was principally due to costs related to the commercialization and promotion of HORIZANT, specifically increased professional fees, which included contract sales force costs and marketing costs, as well as increased personnel costs.

Net loss for the third quarter of 2013 was $18.8 million, compared to a net loss of $16.8 million for the same period in 2012. Net loss for the nine months ended September 30, 2013 was $66.7 million, compared to a net loss of $33.9 million for the same period in 2012. Basic and diluted net loss per share were both $0.39 in the third quarter of 2013 versus basic and diluted net loss per share of $0.41 for the same period in the prior year. For the nine-month period ended September 30, 2013, basic and diluted net loss per share were both $1.41 versus basic and diluted net loss per share of $0.90 for the same period in 2012.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide general business updates, and to review additional clinical data and program developments for XP23829. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 77314561.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers, or 404-537-3406 for international callers. The reference number to enter the replay of the call is 77314561. Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

HORIZANT IMPORTANT SAFETY INFORMATION

INDICATION: HORIZANT® (gabapentin enacarbil) Extended-Release Tablets are indicated for the treatment of moderate-to-severe primary Restless Legs Syndrome (RLS) in adults.

Effects on Driving

HORIZANT may cause significant driving impairment. Patients should not drive until they have enough experience on HORIZANT to know if it impairs their driving. Patients’ ability to assess their driving competence and degree of somnolence caused by HORIZANT can be imperfect.

Somnolence/Sedation and Dizziness

HORIZANT causes somnolence/sedation and dizziness. Patients should not drive or operate other complex machinery until they have enough experience on HORIZANT to know if it impairs their ability to perform these tasks.

Lack of Interchangeability with Gabapentin

HORIZANT is not interchangeable with other gabapentin products because of differing pharmacokinetic profiles. The same dose of HORIZANT results in different plasma concentrations of gabapentin relative to other gabapentin products. The safety and effectiveness of HORIZANT in patients with epilepsy have not been studied.

Suicidal Behavior and Ideation

HORIZANT is a prodrug of gabapentin, an antiepileptic drug (AED). AEDs increase the risk of suicidal thoughts or behavior in patients taking these drugs for any indication. As a prodrug of gabapentin, HORIZANT also increases this risk. Patients treated with any AED for any indication should be monitored for new or worsening depression, suicidal thoughts or behavior, and/or any unusual changes in mood or behavior. Anyone considering prescribing HORIZANT must balance the risk of suicidal thoughts or behavior with the risk of untreated illness.

Patients, caregivers, and families should be informed that HORIZANT increases the risk of suicidal thoughts and behavior and should be advised of the need to be alert for new or worsening signs of and symptoms of depression, any unusual changes in mood or behavior, or the emergence of suicidal thoughts, behavior, or thoughts of self-harm. Behaviors of concern should be reported immediately to healthcare providers.

Drug Reaction With Eosinophilia and Systemic Symptoms (DRESS)/Multiorgan Hypersensitivity

Drug Reaction with Eosinophilia and Systemic Symptoms (DRESS), also known as multiorgan hypersensitivity, has been reported in patients taking antiepileptic drugs, including gabapentin. HORIZANT is a prodrug of gabapentin. Some of these events have been fatal or life-threatening. DRESS typically, although not exclusively, presents with fever, rash, and/or lymphadenopathy, in association with other organ system involvement, such as hepatitis, nephritis, hematological abnormalities, myocarditis, or myositis sometimes resembling an acute viral infection. Eosinophilia is often present. Because this disorder is variable in its expression, other organ systems not noted here may be involved.

It is important to note that early manifestations of hypersensitivity, such as fever or lymphadenopathy, may be present even though rash is not evident. If such signs or symptoms are present, the patient should be evaluated immediately. HORIZANT should be discontinued if an alternative etiology for the signs or symptoms cannot be established.

Discontinuation of HORIZANT

When discontinuing HORIZANT, patients with RLS receiving 600 mg or less once daily can discontinue the drug without tapering. If the recommended dose is exceeded, the dose should be reduced to 600 mg daily for 1 week prior to discontinuation to minimize the potential of withdrawal seizure.

Tumorigenic Potential

In an oral carcinogenicity study, gabapentin enacarbil increased the incidence of pancreatic acinar cell adenoma and carcinoma in male and female rats. The clinical significance of this finding is unknown.

ADVERSE REACTIONS

The most common adverse reactions for patients with RLS receiving HORIZANT 600 mg, 1,200 mg, and placebo, respectively, were somnolence/sedation (20%, 27%, and 6%), dizziness (13%, 22%, and 4%), headache (12%, 15%, and 11%), nausea (6%, 7%, and 5%), and fatigue (6%, 7%, and 4%). A daily dose of 1,200 mg provided no additional benefit compared with the 600-mg dose, but caused an increase in adverse reactions.

DRUG INTERACTIONS

Gabapentin enacarbil is released faster from HORIZANT Extended-Release tablets in the presence of alcohol. Consumption of alcohol is not recommended when taking HORIZANT. HORIZANT taken in conjunction with morphine causes increased somnolence/sedation, dizziness, and nausea.

USE IN SPECIAL POPULATIONS

Pregnancy and Lactation

Based on animal data, HORIZANT may cause fetal harm. There are no adequate and well-controlled studies of HORIZANT in pregnant women. HORIZANT should be used during pregnancy only if potential benefit justifies potential risk to fetus. HORIZANT is converted to gabapentin, which is secreted into human milk. Discontinue nursing or discontinue HORIZANT, taking into account the importance of HORIZANT to the mother, due to potential for adverse reactions in nursing infants.

Renal Impairment

In patients with RLS who have compromised renal function, HORIZANT should be dosed based upon creatinine clearance (CrCl): 30 to 59 mL/min, start with 300 mg per day and increase to 600 mg as needed; 15 to 29 mL/min, use 300 mg per day; <15 mL/min, use 300 mg every other day. HORIZANT is not recommended for use in patients receiving hemodialysis.

For HORIZANT Prescribing Information/Medical Guide, please see the following Websites:
http://www.HORIZANT.com/docs/HORIZANT_PrescribingInformation.pdf
http://www.HORIZANT.com/docs/HORIZANT_MedGuide.pdf

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for relapsing forms of multiple sclerosis and/or psoriasis. REGNITE is being marketed in Japan by Astellas Pharma Inc. XenoPort's pipeline of product candidates also includes potential treatments for patients with spasticity related to spinal cord injury and Parkinson's disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the XP23829 clinical development program, including conducting future clinical trials; XP23829’s mechanism of action and potential modulation of the immune system; the commercial opportunity and value proposition for HORZIANT; the potential suitability of XP23829 as a treatment for relapsing forms multiple sclerosis and/or psoriasis; and the therapeutic and commercial potential of XenoPort's product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “may,” “plan,” “potential,” “suggest” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and that the results of clinical trials by other parties may not be indicative of the results in trials that XenoPort may conduct; XenoPort’s ability to successfully advance XP23829 development and to conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the U.S. Food and Drug Administration’s review process and other regulatory requirements; XenoPort’s dependence on future collaborative partners; XenoPort’s need for and the availability of resources to develop XenoPort’s product candidates and support XenoPort’s operations; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed with the Securities and Exchange Commission on August 7, 2013. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)

Current assets:
Cash and cash equivalents	$13,517	$36,134
Short-term investments	60,785	102,868
Accounts receivable, net	867	—
Right to the HORIZANT business	—	13,557
Inventories	1,944	—
Prepaids and other current assets	4,172	2,529
Total current assets	81,285	155,088
Property and equipment, net	2,896	1,528
Long-term inventories	10,341	—
Restricted investments and other assets	1,960	2,432
Total assets	$96,482	$159,048
Liabilities:
Current liabilities	$11,865	$13,771
Noncurrent liabilities	14,288	15,067
Total liabilities	26,153	28,838
Stockholders’ equity :
Common stock	48	47
Additional paid-in capital and other	588,626	581,763
Accumulated deficit	(518,345)	(451,600)
Total stockholders’ equity	70,329	130,210
Total liabilities and stockholders’ equity	$96,482	$159,048

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues:
Product sales, net	$2,037	$—	$3,677	$—
Collaboration revenue	379	379	1,137	11,137
Royalty revenue	111	—	258	—
Net revenue from unconsolidated joint operating activities	—	—	—	10,000
Total revenues	2,527	379	5,072	21,137
Operating expenses:
Cost of product sales	305	—	554	—
Research and development*	6,047	9,365	29,636	32,347
Selling, general and administrative*	14,928	7,833	41,451	22,822
Total operating expenses	21,280	17,198	71,641	55,169
Loss from operations	(18,753)	(16,819)	(66,569)	(34,032)
Interest income	43	66	182	176
Interest expense	(106)	—	(358)	—
Net loss	$(18,816)	$(16,753)	$(66,745)	$(33,856)
Basic and diluted net loss per share	$(0.39)	$(0.41)	$(1.41)	$(0.90)
Shares used to compute basic and diluted net loss per share	47,691	41,016	47,471	37,480

* Includes employee non-cash stock-based compensation as follows:
Research and development	$618	$935	$2,523	$3,043
Selling, general and administrative	1,851	1,881	5,785	6,096
Total non-cash stock-based compensation expense	$2,469	$2,816	$8,308	$9,139

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com